Exhibit 23.1

DEGOLYER AND MAC NAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

March 10, 2008

Dune Energy, Inc.

Two Shell Plaza

777 Walker Street, Suite 2300

Houston, Texas 77002

Ladies and Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton and to the inclusion of the text of our “Appraisal Report as of December 31, 2007 on Certain Properties owned by Dune Energy Inc.” (our Report) as Exhibit 99.1 in the Annual Report on Form 10-K of Dune Energy, Inc. We further consent to the use of information from our Report in the sections “Natural Gas and Oil Reserves” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” of the Annual Report on 10-K of Dune Energy, Inc.

Very truly yours,

DeGOLYER and MacNAUGHTON